EXHIBIT 11

                                V-ONE CORPORATION

                        COMPUTATION OF NET LOSS PER SHARE




                                                For the three       For the
                                                 months ended     three months
                                                   March 31,     ended March 31,
                                                     1997             1996
                                                  (unaudited)
                                                -------------    ---------------

Net loss ...................................    $    (871,219)   $     (944,660)
                                                =============    ==============

Weighted average common shares
outstanding ................................       12,663,731         8,493,131

Series A Convertible
Preferred Stock ............................             --             949,209

Stock options issued within one year
of initial filing of Registration
Statement on Form S-1 relating to
the initial  public  offering  (using
the treasury stock method and the
initial public offering price of
$5.00 per share) ...........................             --             413,703
                                                -------------    --------------
Weighted average number of common shares
outstanding ................................       12,663,731         9,856,043
                                                =============    ==============
Net loss per common share and common
share equivalent ...........................    $       (0.07)   $        (0.10)
                                                =============    ==============



1. All common share amounts have been restated to reflect a 2 for 3 reverse stock split effected on July 3, 1996.


2. In accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB No. 83"), all common and common equivalent shares and other potentially dilutive instruments (including stock options and the redeemable convertible preferred stock) issued during the twelve month period prior to the initial filing date in June 1996 of the Registration Statement on Form S-1 relating to the Company's initial public offering ("IPO") have been included in the calculation as if they were outstanding for all periods presented prior to the IPO, even if the common equivalent shares were anti-dilutive. The common equivalent shares for stock options were determined using the treasury stock method at the offering price of $5.00 per share. The redeemable convertible preferred stock was included on an as-if converted basis in accordance with SAB No. 83.

3. Fully diluted net loss per share is the same as primary net loss per share.

4. Common stock equivalents have only been included when the effect of their inclusion would be dilutive in all other periods not applicable to SAB No. 83.